Exhibit 10.1

Description of Goldstein Reimbursement Arrangement

On February 7, 2005, the Compensation Committee of the Board of Directors of Maxygen, Inc. approved a change in the compensation arrangements of Elliot Goldstein, the Company’s Senior Vice President – Clinical Development and Danish Operations. The change in the arrangement has not been reduced to a formal document. The approval provides that Dr. Goldstein shall be entitled to receive reimbursement of relocation expenses actually incurred by him in connection with his relocation from the United Kingdom to Denmark in 2003. The aggregate amount of the reimbursement is not to exceed 517,200 DKK (approximately US$90,000) and is contingent upon Dr. Goldstein providing adequate evidence supporting such expenses and their connection with his relocation. The approval also provides, in addition to the reimbursement, gross up payments in an amount sufficient to pay Dr. Goldstein’s taxes, actually incurred, in connection with the reimbursement payment and the gross up payment.